Exhibit 99.1

Brookdale Announces First Quarter 2023 Results

Nashville, Tenn., May 8, 2023 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended March 31, 2023.

HIGHLIGHTS

•Delivered first quarter 2023 financial results above expectations.
•Revenue per available unit (RevPAR) and revenue per occupied unit (RevPOR) increased year-over-year 12.9% and 8.6%, respectively, on a consolidated basis.
•No mortgage debt maturities until September 2024 through proactive financing management.

“Thanks to our passionate community of associates and strong leadership teams, we delivered a meaningful improvement in first quarter Adjusted EBITDA over the prior year. We are firmly on the path to continued recovery, and with these results, we have gained momentum,” said Lucinda ("Cindy") Baier, Brookdale’s President and CEO. “Our scale, clinical expertise, and innovative healthcare services set us apart from our competitors, and we plan to leverage our strengths and maximize compelling demographic tailwinds to create significant value for our shareholders. I am grateful for the trust that our residents place in Brookdale and look forward to serving a growing number of residents in the second quarter and years to come.”

SUMMARY OF FIRST QUARTER FINANCIAL RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	1Q 2023	1Q 2022	Amount	Percent	4Q 2022	Amount	Percent
Resident fee revenue	$713.4	$637.0	$76.4	12.0%	$657.9	$55.5	8.4%
Facility operating expense	530.8	512.8	18.0	3.5%	531.7	(0.9)	(0.2)%
General and administrative expense	48.6	45.1	3.5	7.8%	40.4	8.2	20.3%
Net income (loss)	(44.6)	(100.0)	(55.4)	(55.4)%	(25.7)	18.9	73.5%
Adjusted EBITDA (1)	88.6	37.2	51.4	138.2%	46.6	42.0	90.1%

RevPAR	$4,551	$4,032	$519	12.9%	$4,199	$352	8.4%
Weighted average occupancy	76.3%	73.4%	290 bps	n/a	77.1%	(80) bps	n/a
RevPOR	$5,963	$5,493	$470	8.6%	$5,446	$517	9.5%

(1)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

Same community(2) summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	1Q 2023	1Q 2022	Amount	Percent	4Q 2022	Amount	Percent
Resident fee revenue	$698.6	$617.8	$80.8	13.1%	$644.1	$54.5	8.5%
Facility operating expense	$516.0	$496.4	$19.6	3.9%	$509.4	$6.6	1.3%
RevPAR	$4,551	$4,025	$526	13.1%	$4,196	$355	8.5%
Weighted average occupancy	76.5%	73.4%	310 bps	n/a	77.3%	(80) bps	n/a
RevPOR	$5,949	$5,481	$468	8.5%	$5,431	$518	9.5%

(2)    The same community senior housing portfolio includes operating results and data for 635 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

Recent consolidated occupancy trend:

	2022
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	73.4%	73.3%	73.6%	73.9%	74.6%	75.2%	75.9%	76.4%	76.9%	77.2%	77.0%	77.0%
Month end	74.2%	74.4%	75.0%	75.3%	76.2%	76.6%	77.1%	77.9%	78.4%	78.2%	78.1%	78.1%

	2023
	Jan	Feb	Mar	Apr
Weighted average	76.6%	76.3%	76.1%	76.2%
Month end	77.6%	77.4%	77.6%	77.6%

OVERVIEW OF FIRST QUARTER RESULTS

•Resident fee revenue.
•1Q 2023 vs 1Q 2022:
◦Resident fees increased primarily due to the increases in RevPOR and occupancy.
◦The increase in RevPOR was primarily the result of in-place rate increases.
◦The increase in occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the COVID-19 pandemic.
•1Q 2023 vs 4Q 2022: Resident fees increased primarily due to the increase in RevPOR, reflecting in-place rate increases, partially offset by an 80 basis point decrease in weighted average occupancy consistent with historical seasonal trends.

•Facility operating expense.
•1Q 2023 vs 1Q 2022: The increase was primarily due to broad inflationary pressure, partially offset by a decrease in the use of premium labor, primarily contract labor.
•1Q 2023 vs 4Q 2022: The decrease in facility operating expense was primarily due to a decrease in natural disaster expense as a result of expenses incurred in the prior period for Hurricane Ian and Winter Storm Elliott, partially offset by a 1.3% increase in same community facility operating expense.

•General and administrative expense.
•1Q 2023 vs 1Q 2022: The increase was primarily attributable to an increase in organizational restructuring costs primarily for severance costs for the Company's senior leadership changes.
•1Q 2023 vs 4Q 2022: The increase was primarily attributable to an increase in estimated incentive compensation costs and the increase in organizational restructuring costs previously discussed.

•Net income (loss).
•1Q 2023 vs 1Q 2022: The decrease in net loss was primarily attributable to the net impact of the revenue and facility operating expense factors previously discussed and a decrease in asset impairment expense compared to the prior year period. These changes were partially offset by an increase in debt interest expense compared to the prior year period.
•1Q 2023 vs 4Q 2022: The increase in net loss was primarily attributable to the $73.9 million non-cash gain on sale of communities recognized in the fourth quarter of 2022 for the amendment of leases for 16 communities offset by the net impact of the resident fee revenue and facility operating expense factors previously discussed.

•Adjusted EBITDA.
•1Q 2023 vs 1Q 2022: The increase in Adjusted EBITDA was primarily attributable to the net impact of the resident fee revenue and facility operating expense factors previously discussed, partially offset by an increase in cash facility operating lease payments primarily due to the reclassification of lease costs for 16 communities from financing leases to operating leases as a result of a lease amendment subsequent to the prior year period.
•1Q 2023 vs 4Q 2022: The increase in Adjusted EBITDA was primarily attributable to the increase in resident fee revenue. These amounts were partially offset by a $6.5 million increase in cash facility operating lease payments primarily due to the reclassification of lease costs and the increase in general and administrative expense previously discussed.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities, non-development capital expenditures, net, and Adjusted Free Cash Flow.

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	1Q 2023	1Q 2022	Amount	4Q 2022	Amount
Net cash provided by (used in) operating activities	$24.0	$(23.3)	$47.3	$(48.6)	$72.6
Non-development capital expenditures, net	62.9	39.3	23.6	39.3	23.6
Adjusted Free Cash Flow (3)	(21.2)	(53.5)	32.3	(103.6)	82.4

(3)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•1Q 2023 vs 1Q 2022: The change in net cash provided by (used in) operating activities was primarily attributable to an increase in resident fee revenue compared to the prior year period, partially offset by an increase in facility operating expense and an increase in debt interest expense compared to the prior year period.
•1Q 2023 vs 4Q 2022: The change in net cash provided by (used in) operating activities was primarily attributable to an increase in resident fee revenue compared to the prior period and $31.6 million paid during the fourth quarter of 2022 for previously deferred payroll taxes for 2020, partially offset by an increase in insurance premium payments due to the timing of annual payments.

•Non-development capital expenditures, net. The increase in non-development capital expenditures, net of lessor reimbursements, was primarily attributable to an increase in remediation costs at the Company's communities resulting from natural disasters primarily from the impact of Winter Storm Elliott and a decrease in reimbursements from lessors.

•Adjusted Free Cash Flow.
•1Q 2023 vs 1Q 2022: The $32.3 million change in Adjusted Free Cash Flow was primarily attributable to the change in net cash provided by (used in) operating activities and an increase in reimbursement from the Company's property and casualty insurance policies, partially offset by the increase in non-development capital expenditures, net.
•1Q 2023 vs 4Q 2022: The $82.4 million change in Adjusted Free Cash Flow was attributable to the change in net cash provided by (used in) operating activities, excluding $24.9 million of changes in prepaid insurance premiums financed with notes payable, and an increase in reimbursement from the Company's property and casualty insurance policies. These amounts were partially offset by the increase in non-development capital expenditures, net.

•Total liquidity. Total liquidity of $438.6 million as of March 31, 2023 included $362.2 million of unrestricted cash and cash equivalents, $69.0 million of marketable securities, and $7.4 million of availability on the Company's secured credit facility. Total liquidity as of March 31, 2023 decreased $14.0 million from December 31, 2022, primarily attributable to negative $21.2 million of Adjusted Free Cash Flow.

TRANSACTION AND FINANCING UPDATE

The Company completed the sale of its one remaining entrance fee community (306 units) on May 1, 2023. The Company received cash proceeds of $12.3 million, net of $29.6 million in mortgage debt repaid and transaction costs, at closing.

Subsequent to the three months ended March 31, 2023, the Company and Welltower Inc. ("Welltower") entered into amendments to the Company’s existing lease arrangements pursuant to which the Company continues to lease 74 communities. In connection with the amendments, the Company extended the maturity of one lease involving 39 communities from December 31, 2026 until June 30, 2032. As a result, the Company's amended lease arrangements provide that the current term for 69 of the communities will expire on June 30, 2032 and the current term for five of the communities will expire on December 31, 2024. The amendments did not change the amount of required lease payments over the previous term of the leases or the annual lease escalators. In addition, Welltower agreed to make available a pool in the aggregate amount of up to $17.0 million to fund costs associated with certain capital expenditure projects for 69 of the communities. Upon reimbursement of such expenditures, the annual minimum rent under the lease will prospectively increase by the amount of the reimbursement multiplied by the sum of the then current SOFR (subject to a floor of 3.0%) and a margin of 4.0%, and such amount will escalate annually consistent with the minimum rent escalation provisions of the 39 community lease.

The Company expects the amended leases for 35 of such communities to be prospectively reclassified as operating leases subsequent to the amendment. The Company expects the reclassification of such lease costs to operating lease classification will result in an approximately $19.0 million increase in cash paid for operating leases for the remainder of 2023 and an offsetting decrease in cash paid for financing leases.

The amendments replaced the net worth covenant provisions requiring the Company to maintain at least $400.0 million of stockholders' equity with a consolidated tangible net worth covenant requiring the Company to maintain at least $2.0 billion of tangible net worth, generally calculated as stockholders' equity plus accumulated depreciation and amortization less intangible assets and further adjusted for certain other items. Such calculation is generally similar to the tangible net worth covenants within certain of the Company’s long-term debt documents. So long as it maintains tangible net worth as defined in the leases of at least $1.5 billion, the Company will also be able to cure any breach by posting collateral with Welltower. As of March 31, 2023, the Company had tangible net worth of approximately $4.4 billion using the definition in the leases.

2023 OUTLOOK

For the second quarter 2023, the Company is providing the following guidance:

Second Quarter 2023 Guidance
RevPAR year-over-year growth	11.5% - 12.0%
Adjusted EBITDA	$72 million - $77 million

In the aggregate, the Company expects its full-year 2023 non-development capital expenditures, net of anticipated lessor reimbursements, to be approximately $200.0 million, excluding reimbursable remediation costs at the Company's communities resulting from 2022 natural disasters. The Company anticipates up to an additional $20.0 million in remediation costs at the Company's communities resulting from recent natural disasters, and such costs are expected to be reimbursed from the Company's property and casualty insurance policies in 2023 or 2024.

This guidance gives effect to the estimated impact of the lease accounting change associated with the lease amendment and the sale of the entrance fee community, both described in the Transaction and Financing Update herein, and excludes future acquisition or disposition activity. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at brookdaleinvestors.com supplemental information relating to the Company's first quarter results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the first quarter on May 9, 2023 at 9:00 AM ET. The conference call can be accessed by dialing (833) 470-1428 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "049343".

A webcast of the conference call will be available to the public on a listen-only basis at brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on May 16, 2023 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code "653070".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, and stay connected with friends and loved ones. Brookdale, through its affiliates, operates and manages 673 communities in 41 states as of March 31, 2023, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or Twitter at twitter.com/brookdaleliving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals, and the Company on the Company's business, results of operations, cash flow, revenue, expenses, liquidity, and its strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence or variants of the disease, the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company's markets, the development, availability, utilization, and efficacy of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including the Company's ability to qualify for and satisfy the terms and conditions of financial relief, perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company's ability to adapt its sales and marketing efforts to meet that demand, the impact of COVID-19 on the Company's residents’ and their families’ ability to afford its resident fees, including due to changes in unemployment rates, consumer confidence, housing markets, and equity markets caused by COVID-19, changes in the acuity levels of the Company's new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company's communities, the duration and costs of the Company's response efforts, including increased equipment, supplies, labor, litigation, testing, vaccination clinic, health plan, and other expenses, greater use of contract labor, overtime, and other premium labor due to COVID-19 and general labor market conditions, the impact of COVID-19 on the Company's ability to complete financings and refinancings of various assets, or other transactions or to generate sufficient cash flow to cover required debt, interest, and lease payments and to satisfy financial and other covenants in its debt and lease documents, increased regulatory requirements, including the costs of unfunded, mandatory testing of residents and associates and provision of test kits to the Company's health plan participants, increased enforcement actions resulting from COVID-19, government action that may limit the Company's collection or discharge efforts for delinquent accounts, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy (including due to the pandemic), and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases, including due to the pandemic; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to the pandemic or general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; the cost and difficulty of complying with increasing and evolving regulation; changes in, or its failure to comply with, employment-related laws and regulations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except per share data)	2023	2022
Resident fees	$713,404	$636,974
Management fees	2,577	3,329
Reimbursed costs incurred on behalf of managed communities	34,954	37,141
Other operating income	2,328	376
Total revenue and other operating income	753,263	677,820

Facility operating expense (excluding facility depreciation and amortization of $79,317 and $79,932, respectively)	530,807	512,764
General and administrative expense (including non-cash stock-based compensation expense of $3,104 and $3,885, respectively)	48,619	45,126
Facility operating lease expense	46,127	41,564
Depreciation and amortization	84,934	85,684
Asset impairment	—	9,075
Costs incurred on behalf of managed communities	34,954	37,141
Income (loss) from operations	7,822	(53,534)

Interest income	5,326	95
Interest expense:
Debt	(50,315)	(33,157)
Financing lease obligations	(6,552)	(12,058)
Amortization of deferred financing costs	(1,940)	(1,542)
Change in fair value of derivatives	(904)	3,403
Equity in earnings (loss) of unconsolidated ventures	(577)	(4,894)
Non-operating gain (loss) on sale of assets, net	—	(294)
Other non-operating income (loss)	3,149	(27)
Income (loss) before income taxes	(43,991)	(102,008)
Benefit (provision) for income taxes	(572)	1,976
Net income (loss)	(44,563)	(100,032)
Net (income) loss attributable to noncontrolling interest	14	19
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(44,549)	$(100,013)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.20)	$(0.54)

Weighted average shares used in computing basic and diluted net income (loss) per share	224,578	185,916

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$362,235	$398,850
Marketable securities	69,009	48,680
Restricted cash	29,374	27,735
Accounts receivable, net	52,618	55,761
Assets held for sale	23,555	—
Prepaid expenses and other current assets, net	129,640	106,067
Total current assets	666,431	637,093
Property, plant and equipment and leasehold intangibles, net	4,493,002	4,535,702
Operating lease right-of-use assets	565,641	597,130
Other assets, net	160,785	167,137
Total assets	$5,885,859	$5,937,062

Current portion of long-term debt	$87,711	$66,043
Current portion of financing lease obligations	24,683	24,059
Current portion of operating lease obligations	177,894	176,758
Liabilities held for sale	19,455	—
Other current liabilities	397,533	374,345
Total current liabilities	707,276	641,205
Long-term debt, less current portion	3,772,254	3,784,099
Financing lease obligations, less current portion	218,349	224,801
Operating lease obligations, less current portion	575,603	616,973
Other liabilities	71,523	85,831
Total liabilities	5,345,005	5,352,909
Total Brookdale Senior Living Inc. stockholders' equity	539,320	582,605
Noncontrolling interest	1,534	1,548
Total equity	540,854	584,153
Total liabilities and equity	$5,885,859	$5,937,062

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash Flows from Operating Activities
Net income (loss)	$(44,563)	$(100,032)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, net	86,874	87,226
Asset impairment	—	9,075
Equity in (earnings) loss of unconsolidated ventures	577	4,894
Distributions from unconsolidated ventures from cumulative share of net earnings	—	561
Amortization of entrance fees	(508)	(726)
Proceeds from deferred entrance fee revenue	324	1,036
Deferred income tax (benefit) provision	244	(2,304)
Operating lease expense adjustment	(10,805)	(8,307)
Change in fair value of derivatives	904	(3,403)
Loss (gain) on sale of assets, net	—	294
Non-cash stock-based compensation expense	3,104	3,885
Property and casualty insurance income	(3,295)	(43)
Changes in operating assets and liabilities:
Accounts receivable, net	3,143	1,185
Prepaid expenses and other assets, net	(7,602)	(4,734)
Prepaid insurance premiums financed with notes payable	(19,305)	(16,629)
Trade accounts payable and accrued expenses	(1,386)	(2,630)
Refundable fees and deferred revenue	14,092	5,907
Operating lease assets and liabilities for lessor capital expenditure reimbursements	2,244	1,490
Net cash provided by (used in) operating activities	24,042	(23,255)
Cash Flows from Investing Activities
Purchase of marketable securities	(49,674)	(125,990)
Sale and maturities of marketable securities	30,000	129,000
Capital expenditures, net of related payables	(49,700)	(39,956)
Investment in unconsolidated ventures	—	(82)
Proceeds from sale of assets, net	—	710
Property and casualty insurance proceeds	6,422	—
Other	933	155
Net cash provided by (used in) investing activities	(62,019)	(36,163)
Cash Flows from Financing Activities
Proceeds from debt	25,519	25,258
Repayment of debt and financing lease obligations	(23,322)	(21,440)
Payment of financing costs, net of related payables	(346)	(76)
Payments of employee taxes for withheld shares	(1,680)	(4,145)
Net cash provided by (used in) financing activities	171	(403)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(37,806)	(59,821)
Cash, cash equivalents, and restricted cash at beginning of period	474,548	438,314
Cash, cash equivalents, and restricted cash at end of period	$436,742	$378,493

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility operating lease termination, operating lease expense adjustment, non-cash stock-based compensation expense, gain/loss on sale of communities, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net income (loss)	$(44,563)	$(25,651)	$(100,032)
Provision (benefit) for income taxes	572	(473)	(1,976)
Equity in (earnings) loss of unconsolidated ventures	577	1,429	4,894
Loss (gain) on debt modification and extinguishment, net	—	1,357	—
Non-operating loss (gain) on sale of assets, net	—	16	294
Other non-operating (income) loss	(3,149)	(10,375)	27
Interest expense	59,711	63,256	43,354
Interest income	(5,326)	(3,870)	(95)
Income (loss) from operations	7,822	25,689	(53,534)
Depreciation and amortization	84,934	88,215	85,684
Asset impairment	—	12,256	9,075
Loss (gain) on sale of communities, net	—	(73,850)	—
Operating lease expense adjustment	(10,805)	(9,567)	(8,307)
Non-cash stock-based compensation expense	3,104	3,559	3,885
Transaction and organizational restructuring costs	3,568	262	373
Adjusted EBITDA(4)	$88,623	$46,564	$37,176

(4)    Adjusted EBITDA includes a $2.3 million, $4.9 million, and $0.4 million benefit for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively, of government grants and credits recognized in other operating income.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons. Additionally, Adjusted Free Cash Flow excludes cash used to purchase interest rate cap instruments, as well as any cash provided by settlements of interest rate cap instruments.

The table below reconciles Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net cash provided by (used in) operating activities	$24,042	$(48,562)	$(23,255)
Net cash provided by (used in) investing activities	(62,019)	(9,936)	(36,163)
Net cash provided by (used in) financing activities	171	138,229	(403)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(37,806)	$79,731	$(59,821)

Net cash provided by (used in) operating activities	$24,042	$(48,562)	$(23,255)
Distributions from unconsolidated ventures from cumulative share of net earnings	—	—	(561)
Changes in prepaid insurance premiums financed with notes payable	19,305	(5,552)	16,629
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(2,244)	(4,494)	(1,490)
Non-development capital expenditures, net	(62,912)	(39,335)	(39,326)
Property and casualty insurance proceeds	6,422	—	—
Payment of financing lease obligations	(5,852)	(5,615)	(5,490)
Adjusted Free Cash Flow (5)	$(21,239)	$(103,558)	$(53,493)

(5)     Adjusted Free Cash Flow includes:
•$13.4 million, $1.4 million, and $0.8 million benefit for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively, from government grants and credits received.
•$1.8 million recoupment for the three months ended March 31, 2022 of accelerated/advanced Medicare payments.
•$31.6 million paid during the three months ended December 31, 2022 for deferred payroll taxes for the year ended December 31, 2020.
•$3.6 million, $0.3 million, and $0.4 million for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively, for transaction and organizational restructuring costs

Contact:
Jessica Hazel
VP Investor Relations
(615) 564-8104
Jessica.Hazel@brookdale.com